Exhibit 14.1

BUSINESS CONDUCT POLICY

I.              Preamble

A reputation of integrity is a priceless asset to any business enterprise. Management of VICORP understand the importance of this fundamental truth. They have worked hard to maintain high standards of business conduct not only because it makes good business sense but because in the final analysis, the way in which a company conducts its business directly reflects the caliber of the business and its people. Current management believes, as did those before us, that VICORP’s directors, officers, and employees have a responsibility to society, to VICORP’s customers and clients, and to each other to continue this tradition.

The following policies, practices, and standards generally represent the standards which have been observed over the years by VICORP’s personnel. It is important that all of us recall and periodically reaffirm our commitment to those policies and standards.

These guidelines, which are applicable to all directors, officers, employees, including contract labor, consultants, and representatives of the Company (“Employees”), deal with matters of ethics and responsible behavior – and are intended to be more than high-sounding words. You are encouraged to study this material and think about its application in the discharge of your daily responsibilities and to act accordingly. A failure to comply with these standards will result in disciplinary action, which may include termination.

II.            GENERAL STANDARDS OF BUSINESS CONDUCT BY VICORP EMPLOYEES – COMPLIANCE WITH ALL APPLICABLE LAWS

It is the policy of VICORP that the business of this Company be conducted in compliance with all applicable laws. No VICORP Employee should ever underestimate the importance of this requirement.

However, beyond mere legal compliance, VICORP expects each Employee to observe standards of highest integrity and scrupulous dealings in carrying out his or her day-to-day responsibilities.

VICORP’s management cares how results are obtained. You are expected to deal honestly and forthrightly with fellow Employees and with others. VICORP will not tolerate conduct which achieves results through violations of law or unscrupulous dealings.

Employees must acquaint themselves with the legal requirements that apply to their assigned duties and responsibilities and conduct themselves in full compliance of those requirements. While VICORP will make every effort to provide compliance information to all Employees and to respond to all inquiries, no program, however comprehensive, can anticipate every situation that may present legal and ethical issues. Therefore, each colleague must exercise good judgment, be committed to upholding VICORP’s standards of integrity and business ethics, and must seek guidance when in doubt. VICORP’s Legal Department is available to consult with Employees of VICORP regarding guidelines for complying with specific laws, rules, and regulations.

III.           CONFLICT OF INTEREST

All Employees are expected to regulate their activities so as to avoid loss or embarrassment to the Company which might arise from the influence of those activities on business decisions or from disclosure or private use of the Company’s business affairs, information, or plans.

All Employees must identify and avoid any potential conflict of interest with regard to VICORP’s interests. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of VICORP, or an individual receives improper personal benefits because of his or her position with VICORP.

Conflicts of interest must be brought to the attention of a supervisor, executive management, or the Board of Directors. If there is any question as to whether a situation creates a conflict of interest, the facts surrounding the situation must be brought to the attention of a supervisor or the Employee may consult with VICORP’s Legal Department. All conflicts of interest are prohibited unless the facts surrounding the conflict of interest have been reviewed and approved by the Board of Directors or other appropriate management.

While it is not possible to develop a detailed set of rules covering all circumstances or serving as a substitute for good judgment, the following are examples of types of activities by an Employee or member of an Employee’s household which might cause conflicts of interest.

A.            Ownership in any competing business or in any outside concern which does business with the Company.

B.            Rendition of services as a director, manager or consultant, employee or independent contractor to any outside concern which does business with the Company or is in a competing business, except with the Company’s specific prior knowledge and consent.

C.            Representation of the Company in any transaction in which the Employee or a related person has a substantial personal interest.

D.            Disclosure or use outside of that required specifically for the performance of your job of confidential, special, or inside information of or about the Company.

E.             Direct or indirect competition with the Company in the purchase or sale of property or property rights or interests.

F.             Using employees, materials, equipment, or other assets of the Company for any unauthorized purpose.

G.            Involvement in any other business activity, transaction, or relationship which could reasonably be interpreted by others as illegal or unethical conduct or in conflict with the interest of the Company.

Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Employees may not take personal advantage of opportunities that properly belong to the Company. Any opportunity that an Employee develops on behalf of the Company, using Company information or using his or her position with the Company, properly belongs to the Company. An Employee may not use the Company’s property or information, or his or her position with the Company, for improper personal gain. Employees may not compete, directly or indirectly, with the Company.

IV.           GIFTS AND ENTERTAINMENT

A.            Acceptance of Gifts and Entertainment by VICORP Employees. In general, VICORP Employees should not seek or accept any gifts, services, valuable privileges, vacations, or pleasure trips without a business purpose, loans (other than conventional loans from lending institutions), or other favors from any person or business organization that does or seeks to do business with or is a competitor of VICORP. However, Employees may accept common courtesies (such as promotional gifts, business meals, entertainment, and the like) provided:

(1) that the courtesies are consistent with accepted business practices for that division of the Company; and

(2) that the value of such courtesies is not in excess of prudent and reasonable levels.

B.            Gifts and Entertainment for Others. VICORP Employees may provide or offer common courtesies (such as promotional items, business meals, entertainment, and the like) to others provided:

(1) that the courtesies served or are intended to serve a proper VICORP business purpose;

(2) the item, meal, or entertainment is consistent with accepted business practices for that division of the Company; and

(3) the value of such courtesies is not in excess of prudent and reasonable levels.

However, VICORP Employees shall not provide or offer gifts, services, entertainment, privileges, or favors of any kind to any government, public agent, or public employee.

No Employee shall offer, give, or promise a gift of any kind whatsoever as a means of persuading a person to do or refrain from doing anything relating to a business transaction between the Company and any corporation, partnership, or individual proprietorship. No part of any payment in connection with any commercial transaction shall be paid to persons other than those legally entitled to such amounts or services lawfully rendered or material actually furnished. Money paid directly or indirectly to any vendor or agent in connection with any commercial transaction shall represent no more than the appropriate fee for services rendered by said vendor or agent in the transaction.

C.            Use of Common Sense. Ultimately, conduct in this area is best guided by common sense. If public disclosure of all facts and circumstances relating to a gift or entertainment would seem likely to embarrass you or the Company, you should avoid or withdraw immediately from the course of the conduct.

Should you as an Employee have any questions concerning the appropriateness of accepting or offering of gifts and entertainment, direct your inquiries to the Company’s Legal Department.

V.            ACCOUNTING AND FINANCIAL INTEGRITY

The foundation of modern corporate management is a reliable, accurate, and honest system of accounting. A corporation simply cannot be properly managed without fundamental commitment to the integrity of its financial reporting system and its underlying framework of books and records.

In furtherance of this commitment is VICORP’s policy:

A.            That Company funds and other assets may only be used for lawful and proper purposes;

B.            That all Company funds and other assets must be properly and accurately recorded on the books and records of the Company; and

C.            That all transactions involving Company funds and other assets must be accurately reflected on the books and records of the Company and all documentation to support such transactions must clearly and accurately reflect their purpose and nature.

Falsification of Company books and records, misleading book entries, and the maintenance of off-record filings, accounts, or other assets are strictly prohibited.

It shall be the responsibility of the Company’s Chief Financial Officer and Controller to use their best efforts to ensure that the Company’s financial condition and results of operations are at all times fairly and accurately reported in accordance with generally accepted accounting principles. These officers shall maintain books and records and a system of financial reporting controls that ensures fair and accurate reporting of financial information and, together with the Chief Executive Officer, will apply these systems and direct their own actions at all times in a manner that results in a fair and honest reporting of the Company’s financial results and will ensure that the principles of fair and honest financial reporting and accountability are adhered to throughout the Company.

If any Employee has concerns or complaints regarding questionable accounting or auditing matters of the Company, he or she must submit those concerns or complaints to a supervisor, a member of senior management, or the Audit Committee of the Board of Directors. Communications to the Audit Committee may be addressed to its Chairman. The Audit Committee will keep concerns and complaints brought to its attention confidential subject to its duties arising under applicable law, regulations, and legal proceedings.

VI.           POLITICAL ACTIVITY

No representative of the Company may make any contribution or agreement to contribute any money, property, or services of any officer or employee at Company expense to any political candidate, party, organization, committee, or individual or for any other political purpose whatsoever unless authorized. Authorization must be received in advance of any proposed activity and must be in writing from the Chief Executive Officer and Corporate Attorney of the Company and will be granted only for activities in those states where such contributions and activities are legal. Under Federal law, corporate facilities or other assets may not be used in any manner by or for the benefit of federal political candidates or parties. Accordingly, no authorization will be given for such purposes. Employees may, of course, personally participate and contribute to political organizations or campaigns, but for such participation, they must do so on their own time, away from the Company premises with their own funds, and in their own names.

VII.         UNDISCLOSED INFORMATION AND SECURITIES LAWS

It is VICORP’s policy that Employees may not, without proper authority, release or discuss non-public information with anyone not employed by VICORP or with any VICORP Employee who has no need for the information. Non-public information is information which is not available from external sources and which generally gives VICORP some advantage over others, including financial projections, future business plans and the like. Employees should be particularly careful with information that might adversely affect VICORP’s interest if conveyed to persons outside the company.

It is strict Company policy that any Employee who acquires material inside information may not use such information to his or her personal advantage (or that of any immediate family member) by engaging in transactions in VICORP’s securities.

The Company is required to make accurate and timely filings with the Securities & Exchange Commission. Depending on their position with the Company, an Employee may be called upon to provide necessary information to assure that the Company’s public reports are full, fair, accurate, timely, and understandable. In particular, the Company’s Chief Executive Officer and Chief Financial Officer shall be responsible for creating, maintaining, and regularly evaluating the effectiveness of a system of disclosure and control procedures designed to capture and timely and accurately report all information, including, without limitation, financial information, required to be disclosed under applicable securities laws in all filings with the Securities & Exchange Commission. The Company expects its employees to take this responsibility very seriously and to promptly provide accurate answers to inquiries related to the Company’s public disclosure requirements.

VIII.        INTEGRITY OF RECORDS

Transactional records between VICORP and outside individuals, businesses, and organizations must be carefully and honestly prepared and must be an accurate representation of the transaction. False or misleading statements and such documentation are not permitted and may be illegal. In no event shall any person destroy any Company records, even if destruction is consistent with the document retention policy, if such person has actual knowledge that such records are relevant to any pending or threatened claim, litigation, arbitration, or governmental investigation or proceeding.

IX.           USE OF AGENTS AND NON-EMPLOYEES

VICORP officers or employees should not retain any agents, consultants, or other representatives to engage in conduct that violates the law or this policy, or which circumvents the spirit of either standard.

X.            USE OF COMPANY ASSETS

All Employees must use the Company’s assets for legitimate business purposes only. The Company expects its Employees to use the Company’s assets efficiently and with care so that the assets can be employed profitably.

XI.           RESPONSIBILITIES OF MANAGEMENT

Officers, managers, and supervisors of VICORP are required to be aware of those laws applicable to their respective areas of responsibility and of the Company’s policies which relate to their respective areas of Company operations. It is also the responsibility of management to be aware of how those operations are being conducted by personnel under their supervision. Managers may be liable under the law for gross and repeated wrongful actions of employees under their supervision – even though the manager may have had no actual knowledge of the conduct in question.

XII.         DISCLOSURE / EMPLOYEE COMPLAINT PROCEDURE

For the protection of both the Company and the individual, it is essential that each Employee make prompt and full disclosure through the Employee Complaint Procedure (which is incorporated into the Business Conduct Policy) of any situation which may involve a conflict of interest, whether or not the Employee is personally involved. All information so disclosed will be treated as confidential, except to the extent necessary for the protection of the interests of the Company. In any case where a VICORP Employee is uncertain as to the status of a particular action, the matter should be discussed with the appropriate level of management and, if necessary, the Company’s Legal Department prior to the taking of any such action.

XIII.        CONCLUSION

The principal purpose of VICORP’s business conduct policy is to inform all VICORP Employees of the standards they are expected to observe in conducting the day-to-day affairs of the Company. To this end, you are asked to thoroughly review this material, to raise questions of interpretation when necessary to ensure your own understanding of its terms, and to periodically re-read this policy.

Over the years VICORP has issued policies addressing many of the matters discussed in this Policy. Many of these existing policies provide more detailed guidelines. All of these existing policies are being reviewed to ensure that they are up to date and consistent with the Business Conduct Policy. In the meantime, Employees should continue to adhere to and be guided by these existing policies. In the event that an existing policy is inconsistent with this Business Conduct Policy, you should follow the Business Conduct Policy and bring the matter to the attention of senior management and, if necessary, the Company’s Legal Department.

This Business Conduct Policy is not a contract of employment and does not create any contractual rights of any kind between Employees and the Company. VICORP reserves the right to modify or change the Business Conduct Policy at any time. Where applicable laws pertaining to employment contain mandatory requirements that differ from the provisions of this Business Conduct Policy, such requirements will prevail for Employees working in locations that are subject to those laws.

EMPLOYEE COMPLAINT PROCEDURE

The following procedures are to be used for the submission of complaints or concerns regarding financial statement disclosures, accounting, internal accounting controls, auditing matters, or violation of the Company’s Business Conduct Policy.

Any Employee may submit a good faith complaint regarding accounting or auditing matters or code violations to the Company’s management without fear of dismissal or retaliation of any kind. VICORP is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls, and audit practices. VICORP’s Audit Committee will oversee treatment of Employee concerns.

In order to facilitate the reporting of Employee complaints, the Company’s Audit Committee has established the following procedures for (i) the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, auditing matters, or violation of the Company’s Business Conduct Policy (“Accounting Matters”); and (ii) the confidential, anonymous submission by Employees of concerns regarding questionable accounting matters.

Receipt of Employee Complaints.

Employees may forward concerns regarding accounting matters or other violations of the Company’s Business Conduct Policy on a confidential or anonymous basis to the Corporate Attorney through e-mail or regular mail directed to Gary F. Burke, Corporate Attorney, 400 West 48th Avenue, Denver, Colorado 80216, e-mail gary.burke@vicorpinc.com.

Scope of Matters Covered by These Procedures

These procedures relate to Employee complaints relating to any questionable accounting or auditing matters, including:

•      Fraud or deliberate error in the preparation, evaluation, review, or audit of any financial statement of the Company

•      Fraud or deliberate error in the recording and maintaining of financial records of the Company

•      Deficiencies in or non-compliance with the Company’s internal accounting controls

•      Misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports, or audit reports of the Company

•      Deviation from full and fair reporting of the Company’s financial condition

•      Violations of VICORP’s Business Conduct Policy

Treatment of Complaints

Upon receipt of a complaint, VICORP’s Corporate Attorney will (i) determine whether the complaint actually pertains to accounting matters and (ii) when possible, acknowledge receipt of the complaint to the sender.

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Complaints relating to accounting matters will be reviewed under Audit Committee direction and oversight by the Chief Financial Officer or Corporate Attorney or such other persons as the Audit Committee determines to be appropriate. Complaints relating to possible violations of the Business Conduct Policy will be reviewed under Corporate Attorney direction and oversight by the Chief Executive Officer. Any review will be conducted in a confidential manner to the fullest extent possible, consistent with the need to conduct an adequate review. The Audit Committee or Corporate Attorney may enlist Employees and/or outside legal, accounting, or other advisers, as appropriate, to conduct any investigation of complaints regarding financial statement disclosures, accounting, internal accounting controls, auditing matters, or violations of the Company’s Business Conduct Policy.

Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee or Corporate Attorney, which may include, alone or in combination, a warning or letter of reprimand, demotion, loss of merit increase, bonus or stock options, suspension without pay, or termination of employment or other appropriate action as required.

The Company will not discharge, demote, suspend, threaten, harass, or in any manner discriminate against any Employee in the terms and conditions of employment based upon any lawful action of such Employee with respect to good faith reporting of complaints regarding accounting matters or otherwise as specified in Section 8.06 of Sarbanes-Oxley Act of 2002.

Reporting and Retention of Complaints and Investigation

The Company, through the Corporate Attorney, will maintain a log of all complaints, tracking their receipt, investigation, and resolution and prepare a summary report for the Audit Committee on a quarterly basis or more frequently if warranted. If there have been no complaints, the quarterly report will specifically state that fact. Copies of complaints in the log will be maintained in accordance with the Company’s document retention policy, which shall be for no less than seven (7) years.

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